SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

January 22, 2010
Date of Report (Date of earliest event reported)

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-4141	13-1890974
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

Two Paragon Drive
Montvale, New Jersey 07645
(Address of principal executive offices)

(201) 573-9700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2010, The Great Atlantic & Pacific Tea Company, Inc. (the “Company”) issued a press release announcing that the Company had entered into an Employment Agreement (the “Agreement”) with Ronald Marshall.  A copy of the press release is attached hereto as Exhibit 99.1.

Under the Agreement, Mr. Marshall will serve as Chief Executive Officer and President of the Company commencing as of February 8, 2010 and will report to the Board of Directors of the Company.  The Agreement provides for an employment period ending on February 28, 2013 but subject to automatic 12-month extensions unless either party gives written notice of non-extension at least 60 days in advance of the otherwise applicable extension.  The Company will pay Mr. Marshall an annual base salary of $1,000,000.  Mr. Marshall will be eligible for an annual target bonus of at least 100% of base salary and a maximum bonus opportunity of at least 200% of base salary, and will receive an annual bonus of no less than $1,000,000 for the first full fiscal year of the Company falling within his employment period.  Mr. Marshall will receive an inducement grant under the Company’s 2008 Long-Term Incentive and Share Award Plan on February 8, 2010  consisting of (i) time-vested restricted stock units having a value of $1,000,000, vesting ¼ on the first anniversary of the grant date and ¾ on the third anniversary of grant date and (ii) stock options having a value of $1,000,000, becoming exercisable at the rate of 1/3 on each of the three successive anniversaries of the grant date.  In addition, Mr. Marshall will receive a grant under the LTIP for the Company’s fiscal year beginning in 2010 consisting of (i) time-vested restricted stock units having a value of $1,333,333, vesting ¼ on the first anniversary of the grant date and ¾ on the third anniversary of the grant date, (ii) time-vested restricted stock units having a value of $444,444, vesting 100% on the third anniversary of the grant date, (iii) performance-based restricted stock units having a value of $888,889, vesting 100% on the second anniversary of the grant date subject to performance, and (iv) stock options having a value of $1,333,333, becoming exercisable at the rate of 1/3 on each of the three successive anniversaries of the grant date.

Under the Agreement, if Mr. Marshall’s employment is terminated by the Company for Performance (as defined in the Agreement) after March 1, 2012 or is terminated as a result of the non-extension of the employment period by action of the Company, he will be entitled (subject to execution of a release) to continue to receive his base salary and medical benefits for 12 months.  Also, under the Agreement, if Mr. Marshall’s employment is terminated by the Company other than for Performance after March 1, 2012, Cause or Permanent and Total Disability (as such terms are defined in the Agreement) or Mr. Marshall terminates his employment for Good Reason (as defined in the Agreement), he will be entitled (subject to execution of a release) (i) to receive his base salary, average annual bonus and medical, life insurance and long-term disability benefits for 24 months, (ii) to receive a pro rata bonus for the year of termination of employment, and (iii) to full vesting of the inducement award described above.  The Agreement provides for a gross-up payment if Mr. Marshall is subject to the golden parachute excise tax, unless the excise tax could be avoided by a cutback in benefits of $150,000 or less (in which case such reduction would be made).

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Mr. Marshall, age 54, served as President and Chief Executive Officer and a Director of Borders Group, Inc. from January 2009 through January 2010.  Mr. Marshall was Principal of Wildridge Capital Management, a private equity firm that he founded in 2006.  For eight years prior to founding Wildridge Capital Management, he was Chief Executive Officer of Nash Finch Company, a $5 billion food distribution and retail organization.  From 1994 to 1998, Mr. Marshall served as Executive Vice President and Chief Financial Officer of Pathmark Stores, Inc., a supermarket retailer.  Prior to that, Mr. Marshall served in senior management positions in a variety of retail companies, including Dart Group Corporation’s Crown Books division and Barnes & Noble college bookstores.

There are no family relationships between Mr. Marshall and any of the Company’s directors or officers.

Item 9.01.	Exhibits.

(d)  Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement by and between The Great Atlantic & Pacific Tea Company, Inc. and Ronald Marshall, dated as of January 22, 2010

99.1	Press Release dated January 27, 2010: “The Great Atlantic & Pacific Tea Company, Inc. Announces Appointment of Ron Marshall as President & Chief Executive Officer effective February 8, 2010”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 27, 2010

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By: /s/ Christopher W. McGarry Name: Christopher W. McGarry Title: Senior Vice President and General Counsel